Exhibit 11                    Computation of Net Loss Per Share


                                         1999             1998           1997
                                       --------         --------       --------
Loss before extraordinary gain
   and income taxes                    $(16,660)        $(25,417)      $(22,142)

Provision (benefit) for
income taxes                             (2,152)           5,441             --
                                       --------         --------       --------
Net loss before
 extraordinary item                     (14,508)         (30,858)       (22,142)

Extraordinary gain, net of
tax of $2.2                              16,116               --             --

                                       --------         --------       --------
Net income(loss)                          1,608          (30,858)       (22,142)

Preferred deemed dividend                (3,043)              --             --
                                       --------         --------       --------
Net loss available to
common shareholders                    $ (1,435)        $(30,858)      $(22,142)
                                       ========         ========       ========

LOSS PER SHARE - BASIC                 $  (0.09)        $  (4.36)      $  (3.52)
                                       ========         ========       ========
Weighted average shares of
common stock outstanding                 15,489            7,081          6,299
                                       ========         ========       ========

LOSS PER SHARE - DILUTED               $  (0.09)        $  (4.36)      $  (3.52)
                                       ========         ========       ========

Weighted average shares of
common stock and common stock
equivalents outstanding                  15,489            7,081          6,299
                                       ========         ========       ========